Exhibit 5.1

[Letterhead of Yigal Arnon & Co.]

Tel Aviv | March 4, 2020

Enlivex Therapeutics Ltd.

14 Einstein Street

Nes Ziona

Israel 7403618

Re:      Enlivex Therapeutics Ltd.

Dear Sir and Madam:

We have acted as Israeli counsel to Enlivex Therapeutics Ltd., (the “Company”) in connection with the issuance and sale by the Company of an aggregate of (i) 2,093,750 ordinary shares, NIS 0.40 par value per share of the Company (the “Ordinary Shares” and, such number of Ordinary Shares issued and sold in the Offering, the “Offering Shares); and (ii) warrants (“Offering Warrants”) to purchase 2,093,750 Ordinary Shares (the “Offering Warrant Shares”) being offered by the Company, pursuant to the terms of a securities purchase agreement dated March 1, 2020, between the Company and the Purchasers (the “Agreement”). The Company has agreed to register and issue to H.C. Wainwright & Co. LLC (the “Placement Agent”) (or its designees) warrants (the “PA Warrants”) to purchase up to 146,563 Ordinary Shares (the “PA Warrant Shares,” and together with the PA Warrants, the Offering Warrants, the Offering Warrant Shares and the Offering Shares, the “Securities”). The Securities are being issued pursuant to a registration statement on Form F-3 (Registration Statement No. 333-232009) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated June 21, 2019, and the prospectus supplement dated March 1, 2020 and any related prospectus or prospectuses, if any, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act.

As counsel to the Company in Israel, we have examined copies of the Amended and Restated Articles of Association of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, we advise you that in our opinion, (i) the Securities which are being issued on the date hereof pursuant to the Agreement have been duly authorized and validly issued and are fully paid and nonassessable; (ii) the Offering Warrant Shares have been duly authorized, and when paid for in accordance with the terms of the Offering Warrant, will be validly issued, fully-paid and non-assessable; and (iii) the PA Warrant Shares have been duly authorized, and when paid for in accordance with the terms of the PA Warrant, will be validly issued, fully-paid and non-assessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 6-K to be filed with the Commission on March 4, 2020, which will be incorporated by reference in the Registration Statement, and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Sincerely,

/s/ Yigal Arnon & Co.
Yigal Arnon & Co.

1 Azrieli Center, Tel Aviv, 6702101 | Phone: +972-3-6087777 | Fax: +972-3-6087724
31 Hillel Street, Jerusalem, 9458131 | Phone: +972-2-6239239 | Fax: +972-2-6239233
www.arnon.co.il | info@arnon.co.il